Exhibit 99.1

KIRBY CORPORATION

Contact: Kurt Niemietz

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2025 FOURTH QUARTER AND FULL YEAR RESULTS

•
2025 fourth quarter and full year earnings per share of $1.68 and $6.33, respectively
•
Inland marine fourth quarter utilization improved throughout the quarter, averaging in the mid to high-80% range for the quarter with further improvement into the low 90% range already seen in the 2026 first quarter
•
Steady market conditions in coastal marine with operating margins around 20%
•
Power generation revenue increased 10% sequentially and 47% year-over-year, driven by strong order activity and large project wins
•
Kirby repurchased 1,030,729 shares at an average price of $98.53 for $101.6 million and reduced debt balances by $130 million in the 2025 fourth quarter
•
2026 earnings per share expected to be flat to up 12% year-over-year

Houston, Texas (January 29, 2026) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2025, of $91.8 million or $1.68 per share, compared with net earnings of $42.8 million, or $0.74 per share for the 2024 fourth quarter. Excluding one-time charges and credits, 2024 fourth quarter net earnings attributable to Kirby were $74.9 million or $1.29 per share. Consolidated revenues for the 2025 fourth quarter were $851.8 million compared with $802.3 million reported for the 2024 fourth quarter.

For the 2025 full year, Kirby reported net earnings attributable to Kirby of $354.6 million or $6.33 per share, compared with $286.7 million or $4.91 per share for 2024. Excluding one-time items, 2024 net earnings attributable to Kirby were $318.8 million or $5.46 per share. Consolidated revenues for 2025 were $3.4 billion compared with $3.3 billion for 2024.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “2025 was a record year for Kirby capped off by a solid final quarter. During the fourth quarter, we navigated typical seasonal weather and year‑end softness, with exceptional execution by both our Marine Transportation and Distribution & Services teams. Earnings per share and free cash flow grew meaningfully, and we closed the year with strong momentum. Looking ahead, we expect sustained growth and solid performance as we move into 2026.”

“In inland marine, early‑quarter market softness from muted demand and higher barge availability quickly gave way to improving conditions. Barge utilization strengthened during the quarter, averaging in the mid to high‑80% range, and overall market activity became increasingly constructive. Pricing was mixed with early quarter softness giving way to firmer prices as utilization improved. Even with these market conditions, our teams executed exceptionally well—controlling costs, operating safely, and protecting margins. As a result, inland delivered solid low‑20% operating margins for the quarter.”

Mr. Grzebinski continued, “In our coastal marine business, fundamentals remained solid and barge utilization averaged in the mid to high-90% range. Customer demand was steady throughout the quarter, supported by a continued shortage of large‑capacity equipment. No term contracts were scheduled for renewal during the fourth quarter. Our teams demonstrated solid operational performance and prioritized cost optimization, resulting in an operating margin of approximately 20%.

“In distribution and services, demand varied across our end markets, with strength in some areas tempered by softness in others. Power generation continued to deliver robust growth, with revenues up 10% sequentially and 47% year-over-year, driven by execution on existing backlog which was further supported by strong order flow and multiple large project wins as customers continue to prioritize reliable power solutions. In total, we exceeded our expectations as the segment grew operating income 20% for the full year.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2025 fourth quarter were $481.7 million compared with $466.8 million for the 2024 fourth quarter. Operating income for the 2025 fourth quarter was $100.3 million compared with $86.0 million for the 2024 fourth quarter. Segment operating margin for the 2025 fourth quarter was 20.8% compared with 18.4% for the 2024 fourth quarter.

In inland, average 2025 fourth quarter barge utilization was in the mid to high-80% range. Operating conditions were mostly unfavorable in the quarter with an 82% sequential increase in delay days driven by the onset of seasonal winter weather. During the quarter, average spot market rates were down low single digits sequentially and mid-single digit range compared to the 2024 fourth quarter. Term contracts that renewed in the fourth quarter were down in the low- single-digit range. Revenues in the inland market decreased 1% compared to the 2024 fourth quarter due to lower utilization and pricing. Operating margins were in the low 20% range. The inland market represented 79% of segment revenues in the fourth quarter of 2025.

In coastal, market conditions remained favorable during the quarter, with Kirby’s barge utilization remaining in the mid to high-90% range. There were no contracts scheduled for renewal during the fourth quarter. Revenues in the coastal market were 22% higher compared to the 2024 fourth quarter and represented 21% of segment revenues. The coastal business operating margin was around 20% for the quarter.

Segment Results – Distribution and Services

Distribution and services revenues for the 2025 fourth quarter were $370.1 million compared with $335.5 million for the 2024 fourth quarter. Operating income for the 2025 fourth quarter was $30.1 million compared with $26.8 million for the 2024 fourth quarter. Operating margin was 8.1% for the 2025 fourth quarter compared with 8.0% for the 2024 fourth quarter.

In the power generation market, 2025 fourth quarter revenues increased 47% and operating income increased 41% year-over-year driven by strong execution on backlog. Orders continued to grow as the need for behind-the-meter power and back up capabilities remains critical. Overall, power generation revenues represented approximately 52% of segment revenues. Power generation operating margins were in the high single digits.

In the commercial and industrial market, 2025 fourth quarter revenues decreased 1% compared to the 2024 fourth quarter. Revenues decreased primarily due to lower business levels in the on-highway businesses due to the slowly recovering trucking market. Commercial and industrial represented approximately 40% of segment revenues and operating margins were in the high single digits.

In the oil and gas market, 2025 fourth quarter revenues and operating income results were down when compared to the 2024 fourth quarter. Demand for equipment for electric fracturing is supporting this market, although soft oil and gas activity continues to weigh on conventional fracturing equipment. Overall, oil and gas revenues decreased 45% compared to the 2024 fourth quarter. Oil & gas represented approximately 8% of segment revenues. Oil and gas operating margins were in the high single digits.

Cash Generation

For the 2025 fourth quarter, Adjusted EBITDA was $203.1 million compared with $172.3 million for the 2024 fourth quarter. During the quarter, net cash provided by operating activities was $312.2 million, and capital expenditures were $47.0 million. During the quarter, the Company had net proceeds from asset sales totaling $2.7 million. Kirby used $101.6 million to repurchase stock at an average price of $98.53. As of December 31, 2025, the Company had $78.8 million of cash and cash equivalents on the balance sheet and $541.9 million of liquidity available. Total debt was $919.3 million, and the debt-to-capitalization ratio was 21.4%.

2026 Outlook

Commenting on the 2026 full‑year outlook, Mr. Grzebinski said, “2026 is off to a good start. While macro factors—including Venezuelan oil flows and ongoing tariff developments—may create some near‑term noise, they also could present upside for demand. We exited the year with solid momentum; refinery activity is steady, inland barge utilization is improving, and spot rates appear to have reached a floor with early signs of firming. Coastal market conditions remain constructive, with pricing continuing to move in the right direction. In Distribution and Services, even though demand will vary across product lines, our power generation business remains a standout. A growing backlog, persistent customer demand, and the rising need for dependable 24/7 power are driving sustained strength in this segment and helping balance softness elsewhere. Overall, we expect to deliver consistent, year‑over‑year earnings growth in 2026, supported by stable operations, improving market fundamentals, and strong execution across the Company.”

In inland marine, limited new barge construction continues to support stable market fundamentals. Refinery utilization is expected to remain solid and petrochemicals customer demand is expected to improve. With these trends, we expect our barge utilization rates to be in the low 90% range for the year, with pricing improving as the year progresses. In addition, 2026 is expected to be a lower maintenance year for the fleet, providing more barges available for service. Overall, inland revenues for the full year are anticipated to increase low to mid-single digits year‑over‑year. As is typical, seasonal winter weather has set in and will weigh on revenues and margins in the first quarter. Factoring in the 2025 fourth quarter term renewals, we expect operating margins will gradually improve over the course of the year with the first quarter expected to be the lowest, averaging in the high‑teens to low 20% range for the full year.

In coastal marine, market conditions remain favorable, and supply and demand remain balanced across the industry fleet. Steady customer demand is expected to keep our barge utilization in the mid-90% range. Even with a high number of shipyards throughout the year, revenues for the full year are expected to increase in the mid-single digits compared to 2025. Coastal operating margins are expected to be in the high-teens range on a full year basis with some pressure early in the year due to planned shipyards.

In distribution and services, we expect stable growth, supported by rising customer demand in several areas offsetting weakness in others. Deliveries, however, are likely to remain uneven due to ongoing availability constraints and long OEM lead times. Power generation will continue to be a strong contributor to the segment, driven by solid demand trends, a growing backlog, and heightened customer focus on dependable prime power and backup solutions. Marine repair activity is expected to remain steady, and on‑highway service and repair are expected to continue to recover. Revenues in oil and gas are expected to decline in the double‑digit range as demand continues to soften. Overall, we expect total distribution and services revenues to be flat to slightly higher year over year with strength in power generation helping to offset lower oil and gas activity. Operating margins are projected to be in mid-to-high single‑digit range on average for the full year.

Kirby expects to generate net cash provided from operating activities of $575 million to $675 million in 2026 and capital spending is expected to range between $220 million to $260 million. Approximately $170 million to $210 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Up to approximately $65 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, January 29, 2026, to discuss the 2025 fourth quarter performance as well as the outlook for 2026. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of assets. A reconciliation of Adjusted EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2024 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2024.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market services and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high-capacity lift trucks, construction equipment, and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units, electric power generation equipment, and specialized electrical distribution and control equipment for oilfield service, railroad, and other industrial customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2025	2024	2025	2024
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$481,653	$466,776	$1,935,305	$1,913,050
Distribution and services	370,122	335,539	1,428,745	1,352,826
Total revenues	851,775	802,315	3,364,050	3,265,876

Costs and expenses:
Costs of sales and operating expenses	560,436	543,350	2,216,501	2,200,354
Selling, general and administrative	87,360	82,389	356,305	337,097
Taxes, other than on income	6,482	7,583	35,622	34,910
Depreciation and amortization	67,853	62,545	264,126	240,322
Impairments	—	56,303	—	56,303
Gain on disposition of assets	(29)	(1)	(4,788)	(2,207)
Total costs and expenses	722,102	752,169	2,867,766	2,866,779
Operating income	129,673	50,146	496,284	399,097
Other income	5,752	3,489	21,455	12,795
Interest expense	(11,222)	(10,661)	(46,327)	(49,129)
Earnings before taxes on income	124,203	42,974	471,412	362,763
Provision for taxes on income	(32,174)	(6)	(115,997)	(75,867)
Net earnings	92,029	42,968	355,415	286,896
Net earnings attributable to noncontrolling interests	(219)	(151)	(846)	(189)
Net earnings attributable to Kirby	$91,810	$42,817	$354,569	$286,707
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.69	$0.75	$6.37	$4.95
Diluted	$1.68	$0.74	$6.33	$4.91
Common stock outstanding (in thousands):
Basic	54,186	57,410	55,694	57,947
Diluted	54,550	57,852	56,045	58,355

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2025	2024	2025	2024
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings attributable to Kirby	$91,810	$42,817	$354,569	$286,707
Interest expense	11,222	10,661	46,327	49,129
Provision for taxes on income	32,174	6	115,997	75,867
Impairments	—	56,303	—	56,303
Depreciation and amortization	67,853	62,545	264,126	240,322
	$203,059	$172,332	$781,019	$708,328

Capital expenditures	$47,033	$96,670	$264,473	$342,660
Acquisitions of businesses and marine equipment	$9,266	$12,631	$115,716	$77,863

	December 31,
	2025	2024
	(unaudited, $ in thousands)
Cash and cash equivalents	$78,775	$74,444
Long-term debt, including current portion	$919,281	$874,948
Total equity	$3,382,793	$3,353,248
Debt to capitalization ratio	21.4%	20.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2025	2024	2025	2024
	(unaudited, $ in thousands)
Marine transportation revenues	$481,653	$466,776	$1,935,305	$1,913,050

Costs and expenses:
Costs of sales and operating expenses	285,831	291,443	1,175,628	1,188,794
Selling, general and administrative	35,709	33,345	144,563	137,057
Taxes, other than on income	4,907	5,372	26,749	26,476
Depreciation and amortization	54,953	50,575	213,907	197,347
Total costs and expenses	381,400	380,735	1,560,847	1,549,674

Operating income	$100,253	$86,041	$374,458	$363,376
Operating margin	20.8%	18.4%	19.3%	19.0%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2025	2024	2025	2024
	(unaudited, $ in thousands)
Distribution and services revenues	$370,122	$335,539	$1,428,745	$1,352,826

Costs and expenses:
Costs of sales and operating expenses	278,813	249,028	1,045,421	1,008,008
Selling, general and administrative	48,706	47,452	200,860	192,439
Taxes, other than on income	1,560	2,187	8,776	8,329
Depreciation and amortization	10,986	10,098	42,936	35,448
Total costs and expenses	340,065	308,765	1,297,993	1,244,224

Operating income	$30,057	$26,774	$130,752	$108,602
Operating margin	8.1%	8.0%	9.2%	8.0%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2025	2024	2025	2024
	(unaudited, $ in thousands)
General corporate expenses	$666	$6,367	$13,714	$18,785

Impairments	$—	$56,303	$—	$56,303

Gain on disposition of assets	$(29)	$(1)	$(4,788)	$(2,207)

ONE-TIME ITEMS

The 2024 fourth quarter and full year GAAP results include certain one-time items. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Fourth Quarter 2024			Full Year 2024
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$43.0	$42.8	$0.74	$362.8	$286.7	$4.91
Impairments	56.3	43.0	0.74	56.3	43.0	0.74
Louisiana tax law change	—	(10.9)	(0.19)	—	(10.9)	(0.19)
Earnings, excluding one-time items(2)	$99.3	$74.9	$1.29	$419.1	$318.8	$5.46

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Fourth Quarter		Year
	2025	2024(3)	2025	2024(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$312.2	$247.4	$670.2	$756.5
Less: Capital expenditures	(47.0)	(96.7)	(264.5)	(342.7)
Free cash flow(2)	$265.2	$150.7	$405.7	$413.8

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2025	2024	2025	2024
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,492	3,220	13,977	12,989
Revenue/Ton Mile (cents/tm) (5)	10.9	11.9	11.1	12.0
Towboats operated (average) (6)	266	281	279	285
Delay Days (7)	2,619	2,681	11,410	11,583
Average cost per gallon of fuel consumed	$2.53	$2.33	$2.47	$2.66

Barges (active):
Inland tank barges			1,105	1,094
Coastal tank barges			28	28
Offshore dry-cargo barges			2	4
Barrel capacities (in millions):
Inland tank barges			24.5	24.2
Coastal tank barges			2.9	2.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of assets. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2024 10-K for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2025 inland marine transportation revenues of $379.2 million divided by 3,492 million inland marine transportation ton miles = 10.9 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock delays or closures, and other navigational factors.